                                                                     EXHIBIT 5.A

             (AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. LETTERHEAD)

December 10, 2003


GulfTerra Energy Partners, L.P.
4 East Greenway Plaza
Houston, Texas 77046

         Re:      GulfTerra Energy Partners, L.P.


Ladies and Gentlemen:

         We have acted as counsel to GulfTerra Energy Partners, L.P., a Delaware limited partnership (the "PARTNERSHIP"), in connection with the registration, pursuant to a registration statement on Form S-3, (File No. 333-110116) (the "REGISTRATION STATEMENT"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "ACT"), of 3,000,000 common units (the "COMMON UNITS") and 2,750,000 common units (the "EXCHANGE UNITS," and, together with the Common Units, the "UNITS"), such Exchange Units which are issuable pursuant to the Exchange and Registration Rights Agreement (the "EXCHANGE AGREEMENT") dated October 2, 2003 by and among GulfTerra Energy Company, L.L.C., a Delaware limited liability company and general partner of the Partnership (the "GENERAL PARTNER"), Goldman, Sachs & Co. and the Partnership upon the exchange of membership interests in the General Partner into common units of the Partnership. The Units represent limited partnership interests of the Partnership to be sold by selling unitholders of the Partnership as described in the Registration Statement.

         We have examined originals or certified copies of such partnership records of the Partnership and other certificates and documents of officials of the Partnership, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed the legal capacity of natural persons, the corporate or other power of all persons signing on behalf of the parties thereto other than the Partnership and the due authorization, execution and delivery of all documents by the parties thereto other than the Partnership.

         Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

         1. The Common Units have been duly authorized and validly issued and are fully paid and non-assessable; and

         2. The Exchange Units have been duly authorized and, when issued and delivered in accordance with the terms of the Second Amended and Restated Agreement of Limited

GulfTerra Energy Partners, L.P.
December 10, 2003
Page 2


Partnership of the Partnership (as amended, restated, supplemented or otherwise modified through the date hereof, the "PARTNERSHIP AGREEMENT") and the Exchange Agreement, will be validly issued, fully paid and nonassessable.

         The opinions and other matters in this letter are qualified in their entirety and subject to the following:

         A. We have assumed that the Exchange Units will be properly issued in accordance with the terms and conditions of the Partnership Agreement and the Exchange Agreement.

         B. The opinions set forth in this opinion are subject to the qualification that (i) under Section 17-303(a) of the Delaware Revised Uniform Limited Partnership Act (the "DELAWARE ACT"), a limited partner who participates in the "control," within the meaning of the Delaware Act, of the business of a partnership or takes action which constitutes "control" may be held personally liable for such partnership's obligations under the Delaware Act to the same extent as a general partner and (ii) under Section 17-607 of the Delaware Act, a limited partner who (x) receives a distribution that, at the time of distribution and after giving effect to the distribution, causes all liabilities of the Partnership, other than liabilities to partners on account of their partnership interests and non-recourse liabilities, to exceed the fair value of the assets of the limited partnership (except the fair value of property subject to a liability for which the recourse of creditors is limited, which property shall be included in the assets of the limited partnership only to the extent that the fair value of such property exceeds such liability) and (y) knew at the time of such distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

         C. We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions ("LAWS") of the Revised Uniform Limited Partnership Act of the State of Delaware.

         D. The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally, (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether

GulfTerra Energy Partners, L.P.
December 10, 2003
Page 3


                  enforcement is sought in a proceeding at law or in equity),
                  (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing, (iv) the power of the courts to award damages in lieu of equitable remedies, (v) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution and (vi) limitations on the waiver of rights under usury law.

         E. This law firm is a registered limited liability partnership organized under the laws of the state of Texas.



           [The remainder of this page is intentionally left blank.]

         We hereby consent to the filing of copies of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption "Legal Matters." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Act and the rules and regulations thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.


                                   Very truly yours,

                                   /s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.